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Exhibit 10.37

Business Development Advisors, Inc.
1812 Emerson Avenue South, Suite 300
Minneapolis, MN 55403

John J. Alexander
President
phone: (612)377-5825
fax: (612)377-5970
email: jjalexander3@qwest.net

18 June 2001 [updated 8/17/01]

via email

Mr. Tuan A. Elstrom
Director, Business Development
Sontra Medical, Inc.
58 Charles Street
Cambridge, MA 02141

Dear Tuan:

        I enjoyed having the opportunity to meet with you face-to-face last Thursday and discuss your extensive business development needs. At the conclusion of our agreement, we agreed that I would provide you with a proposal for our working relationship. You also indicated that time was of the essence since a number of potential meetings were planned over the next few weeks where you would like my participation.

        You described your needs as broad but targeted toward developing one or more strategic alliances between Sontra Medical, Inc. ("Company") and diagnostic and/or therapeutical companies. In order to create the best chances for achieving your objectives, preparation is important. I envision you and Business Development Advisors, Inc. ("Consultant") working closely to fully prepare to present the advantages of a strategic partnership with the Company with the most likely and well qualified partners. The steps we need to be fully prepared and which I will perform for the Company upon its reasonable request include:

  •
  identify applications for Company technology beyond glucose testing and insulin administration

  •
  identify potential strategic partners or buyers in the diagnostic and therapeutic industries according to technology, market and application fit ("target(s)")

  •
  prioritize potential target according to interests and strategic fit

  •
  construct a business plan suitable for presentation to potential targets

  •
  construct one or more multiple presentations to address potential targets needs & interests

  •
  contact targets as requested and agreed to by the Company, exchange information, and meet as appropriate

  •
  periodically advise the Company as to the status of dealings with any potential target

  •
  advise and assist management of the Company in making presentations to the Company's board of directors concerning general strategy regarding any proposed target

  •
  advise and assist the Company in the execution of and closing under a definitive agreement with a target

        Based upon our discussion, this letter confirms our understanding that the Company has engaged Consultant in the project defined above. Company will conduct and be responsible for all negotiations with any prospective target with assistance from Consultant as requested from Company. The Company will evaluate all representations and warranties made by targets

        For these services it is agreed that Company shall compensate Consultant as follows:

Professional Fee:	A Professional Fee shall be paid to Consultant at an hourly rate of $225.00 per man-hour. The Professional Fee for efforts to create a new business plan and associated presentations will be capped at $20,000. Actual charges will depend upon the amount of the work done by Company employees or other third parties. Based upon our discussion, it has been assumed that a significant portion of the "leg-work" associated with the plan and presentations will be done by the Company.
Retainer:
A Retainer of $5,000 is due and payable upon execution of this agreement. Company agrees to maintain this as a balance with Consultant. The Retainer will be credited against the Professional Fee and any excess will be returned to Company upon completion of this project.
Success Fee:
Upon closure of a Strategic Alliance, investment, merger, or acquisition, in each case, (each, a "Transaction"), Company will pay Consultant 4% of the Transaction Value; except that notwithstanding anything in this agreement to the contrary, Consultant shall not be deemed to be engaged, and no Transaction shall be deemed to have occurred, in connection with any transaction between the Company and (i) any existing investor of the Company and (ii) [any person listed on the attached Schedule 1][Polaris Ventures and its affiliates]. This fee is payable by the Company in cash upon the consummation of a Transaction or, in the case of amounts determined to be owing due to the realization of any milestones or contingency payments, upon such realization. Such payments will also only occur through the third anniversary following the closing for any individual Transaction. Such payment will be capped at $400,000 for any individual Transaction. Consultant acknowledges that the Company shall have no obligation to enter into any Transaction and shall have the right to reject any Transaction or to terminate negotiations with respect to any Transaction at any time.

"Strategic Alliance" shall mean any joint development, research development, licensing agreement, joint venture or similar arrangement that involves (i) the funding of research by the Company and (ii) the investment of equity in the Company; provided, however, that Strategic Alliance shall specifically exclude any Venture Capital or other Institutional debt or equity financing of the Company.

"Transaction Value" shall be computed, in the event of an investment, merger or acquisition, based upon the amount of net cash, the face amounts of any debt instrument the value of any assets transferred, the value of any lease agreements, the value of any technology licensing or development agreement including up front, milestone or royalty payments, the value of distribution agreements, any liabilities assumed, and the fair market value of any securities, paid or received by Company or any affiliates or shareholders thereof, and in each case for components of the Transaction which do not have a clear value, as determined in good faith by the Consultant and the Company. In the case of a Strategic Alliance, the Transaction Value shall be based upon the target's contribution of cash or other property to either the Company or any joint venture entity. In no event shall the Transaction Value include any royalties or other payments received by the Company, the target or any joint venture entity based on the sublicensing of technology or the sales of products to a third party.

The obligation for payment of the fees as defined above shall continue for a period of one (1) year after termination of this agreement, (the "Tail"), for all Transactions consummated with a party set forth on a mutually agreed upon list of targets in which Consultant has had a conversation, a draft of which shall be provided by Consultant to the Company within five (5) days of the Company's request therefor following termination of this engagement.

Other Terms:

        All reasonable out-of-pocket expenses associated with the engagement of Consultant, including those incurred for travel, subsistence, data acquisition, communications, purchase of studies, and preparation of reports and presentation materials, third-party work, etc., will be recharged at cost and where possible billed directly to the Company. Approval for expenses over $500 will be requested and received in advance.

        Consultant will provide a monthly accounting of expenses and fees. Efforts related to the plan and presentation will be tracked and reported as a separate item. Invoices for fees are due and payable upon receipt. Company agrees that Consultant may assess interest at a rate of 1.5% per month for any late payments.

        The Company shall make available to Consultant, its agents, employees and representatives, such information concerning the business, assets, liabilities, operations and financial condition of the Company, that Consultant reasonably requests in connection with the Company's engagement of Consultant hereby.

        All surveys, forecasts and recommendations made to the Company by Consultant pursuant to this engagement, whether in writing or made verbally, are made in good faith and on the basis of information available to Consultant at the time. Their achievement must depend upon, among other things, the effective cooperation of the Company, effective implementation by management, competition, government regulations and product approvals. Consequently, no statement in any proposal, report or letter, or made verbally by Consultant is to be deemed, in any circumstance, to be a representation, undertaking, warranty or contractual condition.

        In the event that Consultant becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any provision of or matter referred to in this letter, Company will promptly reimburse the reasonable legal and other expenses incurred in connection therewith and the Company will also indemnify Consultant, its officers, directors, shareholders, employees, and agents against any losses, claims, damages or liabilities (including reasonable attorney's fees) to which Consultant may become subject in connection with the Company or Consultant's performance of the services which are the subject of this letter, with the exception of Consultant's gross negligence or willful misconduct. The Company may, after notice to the Consultant, assume the defense of any action (including the employment of counsel). Neither party to this agreement shall settle, compromise or otherwise resolve any action without the prior written consent of the other party.

        Except as is necessary for the performance of Consultant hereunder or as required by applicable law, Consultant shall keep confidential (i) all confidential information provided to it by the Company, (ii) any discussions regarding a Transaction or proposed Transaction or the status or terms thereof, and Consultant shall not disclose such information to any third party, other than in confidence to its employees, agents and representatives (who Consultant shall require to hold in confidence), without the Company's prior approval.

        The relationship of the Consultant to the Company hereunder shall be that of independent contractor and Consultant shall have no authority to bind, represent or otherwise act as agent for the Company.

        The term of the Consultant's engagement shall extend from the date hereof until the six month anniversary of the date hereof unless terminated sooner or extended by mutual written agreement of the parties. This engagement may be terminated by Company or Consultant at any time with or without cause, effective upon receipt of written notice of intention to terminate to the other party. All fees payable and expenses incurred are due and payable immediately upon termination. Neither the expiration nor any termination of this Agreement by either party shall affect the Company's indemnification obligations, the Consultant's confidentiality obligations, or the Tail, referred to above.

        If you are in agreement with this proposal, please sign below to indicate your acceptance of these terms. I am looking forward to working with you on this project.

Very truly yours,

/s/ John J. Alexander	/s/ Tuan A. Elstrom
John J. Alexander	Mr. Tuan A. Elstrom
President	Director, Business Development
Business Development Advisors, Inc.	Sontra Medical, Inc.
Date: 8-21-01

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Business Development Advisors, Inc. 1812 Emerson Avenue South, Suite 300 Minneapolis, MN 55403